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SACHEM CAPITAL CORP.

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On November 12, 2021, Sachem Capital Corp., in connection with its 2021 Annual Meeting of Shareholders, mailed a letter to shareholders of record as of August 30, 2021. A copy of the letter is set forth below.

November 12, 2021

To our valued shareholders,

We continue to execute on our business model, as evidenced by our strong performance in the third quarter of 2021. Specifically, we achieved 100% revenue growth over the same period last year, as well as net income of $3.4 million for the third quarter of 2021. At the same time, we have maintained a robust loan pipeline, a healthy balance sheet and continue to generate solid cash flow.

We believe our strong financial performance is further illustration that our long-term strategy is working. We are poised for further growth during the balance of the year and beyond, as we are diversifying our holdings, including larger loans with established developers. We are also looking for opportunities as we expand the geographic footprint of our mortgage portfolio beyond Connecticut.

As recently announced, we rescheduled the Annual Meeting of Shareholders, with respect to Proposal 2 from the 2021 Annual Meeting of Shareholders, to approve an increase in the number of authorized shares of the Company, until Wednesday, November 24th at 10:00 a.m. Eastern Standard Time. We adjourned the meeting to provide shareholders additional time to vote because this proposal requires a vote in favor from at least 50% of all outstanding common shares of the Company, as of August 30, 2021.  I am writing this letter to shareholders to strongly encourage all shareholders of record as of August 30, 2021, who have not yet voted on Proposal 2, or who voted against Proposal 2, to vote in favor of the transaction by November 23rd.

By way of background, we funded approximately $155.0 million of mortgage loans, loan modifications and construction draws from January 1 through September 30, 2021. Our access to the capital markets has provided us with liquidity to fuel our growth and to date, we raised approximately $114.5 million of unsecured, unsubordinated notes. We expect to benefit from the liquidity and financial flexibility provided by these securities as we put this money to work.

In addition, we have in place a low interest line of credit with Wells Fargo, which is secured by the Company's portfolio of short-term securities and provides us with additional flexibility at very attractive rates. This credit line, with a total outstanding balance of $30.1 million at September 30, 2021 bears interest at a rate of 1.5% which is 1.75% below the prime rate. It’s important to reiterate that we remain very careful about debt for the sole purpose of financing our portfolio and not for speculating on changes in interest rates.

This July, we also announced a $200 million master repurchase financing facility with Churchill MRA Funding, which is expected to further reduce our overall cost of capital and help finance the continued expansion of our lending activities as needed, and at relatively low interest rates. In addition, Sachem can pledge selected assets subject to a borrowing base, without securitizing our entire loan portfolio, thereby keeping most of our assets unsecured.

Sachem Capital Corp. · Listed NYSE (SACH)

698 Main Street · Branford, CT 06405 · Tel: 203.433.4736 · Fax: 203.483.0082

sachemcapitalcorp.com

It is important to note that one of the tools to fund the growth of our loan portfolio, while minimizing dilution, was the Series A Cumulative Redeemable Preferred Stock, which we issued in June 2021. There is a backup conversion feature, which requires us to reserve approximately 48 million common shares. For this reason, if we were to do another redeemable preferred or similar offering, we wouldn’t have enough backup authorized shares. Remember, our goal is to raise capital on the most favorable terms to the Company, so it’s important we have as much flexibility as possible. In addition, increasing our authorized common shares would also allow us to take advantage of opportunities in the market as they may arise, which could include acquisitions or other strategic uses.

To address some of the concerns raised by our shareholders, we have amended the proposed charter amendment to reduce the increase in size in the number of the Company’s preferred shares, from 5 million to 2.5 million shares. The Board of Directors has also approved and adopted a resolution that we will not, without prior shareholder approval, issue or use the Preferred Shares for any defensive or anti-takeover purpose, or for the purpose of implementing any shareholder rights plan. We did this to send a strong message to investors that our interests are clearly aligned.

For the reasons outlined above, we strongly encourage our shareholders to vote in favor of Proposal 2 in advance of the upcoming Annual Meeting of Shareholders. Shareholders of record may vote their shares by calling InvestorCom at (877) 972-0090.

We believe our ability to successfully pivot our business model and quickly adapt to changes in the marketplace has been a key to our success. Our ability to adapt to new market conditions positions us to drive long-term shareholder value in almost any market environment and we are witnessing strong market demand for our loan products.

Looking ahead, we remain focused on growing our loan portfolio, maintaining a healthy balance sheet and growing EPS. Importantly, with the proceeds of our recent Series A Preferred offering, combined with the low interest line of credit with Wells Fargo and our Churchill credit facility, we are poised for further growth during the balance of the year and beyond.

Overall, our lending platform has proven to be solid and sustainable given our strict underwriting criteria and extensive due diligence. Investments in personnel and technology have strengthened operations, paving the way for expansion of revenue sources and further portfolio growth. We have built a highly scalable business model to drive increased revenue and cash flow, which we expect will continue to grow bottom line profits, and dividends in the years ahead.

We remain encouraged by the outlook for the balance of 2021 and 2022, as well as the long-term prospects for the business. We have and will continue to pay at least 90% of our earnings out in the form of dividends to our shareholders and remain focused on our goal of providing attractive risk-adjusted returns.

I would like to thank our shareholders, employees and Board of Directors for your ongoing support, and we look forward to keeping you apprised of our progress as developments unfold.

Sincerely,

John L. Villano CPA

Chairman, Co-Chief Executive Officer & Chief Financial Officer

Sachem Capital Corp. · Listed NYSE (SACH)

698 Main Street · Branford, CT 06405 · Tel: 203.433.4736 · Fax: 203.483.0082

sachemcapitalcorp.com

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